Exhibit 10.4

INCYTE CORPORATION 2010 STOCK INCENTIVE PLAN

NOTICE OF PERFORMANCE SHARE AWARD

You have been granted the following award of Performance Shares, representing the right to receive on a future date shares of common stock of INCYTE CORPORATION (“Incyte”) under the Incyte Corporation 2010 Stock Incentive Plan, as amended (the “Plan”):

Date of Grant:	[Date of Grant]

Name of Recipient:	[Name of Recipient]

Target Grant of
Performance Shares:	[ ]

Performance Period:	[ ]

Performance Goals:

Your Performance Shares may be converted into actual shares of Incyte common stock after the end of the Performance Period, depending on the level of Incyte’s achievement of the performance goals described in Exhibit 1. No actual shares will be issued unless Incyte achieves at least the “threshold” level of performance with respect to at least one of the performance goals described in Exhibit 1.

By your signature and the signature of Incyte’s representative below, you and Incyte agree that this award of Performance Shares is granted under and governed by the terms and conditions of the Plan and the Performance Share Award Agreement (the “Agreement”), including Exhibit 1 thereto, that is attached to and made a part of this document.

By signing this Notice, you further agree that Incyte may deliver by e-mail all documents related to the Plan or this award.  You also agree that Incyte may deliver these documents by posting them on a website maintained by Incyte or by a third party under contract with Incyte.  If Incyte posts these documents on a website, it will notify you by e-mail.

[NAME OF RECIPIENT]	INCYTE CORPORATION

By:

Title:
Print Name

INCYTE CORPORATION 2010 STOCK INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT

Payment

No cash payment is required upon receipt of this award, or for the issuance of shares of Incyte common stock on settlement of the Performance Shares. You will, however, have to make arrangements acceptable to Incyte for the payment of any withholding taxes due as a result of the settlement of the Performance Shares.

Performance Shares

Your target grant of Performance Shares is shown in the Notice of Performance Share Award (the “cover sheet”). This is the number of actual shares of Incyte common stock that may be issued to you after the end of the Performance Period if Incyte achieves the “target” level of performance with respect to each performance goal for the Performance Period. Depending on Incyte’s performance, you may receive a number of actual shares that is greater or less than your target grant. If Incyte does not achieve at least the “threshold” level of performance with respect to at least one of the performance goals set for the Performance Period, you will receive no actual shares of Incyte common stock under this award.

Performance Period

The Performance Period covered by this award is shown in the cover sheet.

You must remain in service with Incyte (or any subsidiary) as an employee, director, consultant or advisor for the entire Performance Period in order to remain entitled to receive any actual shares of Incyte common stock in settlement of the Performance Shares.

Forfeiture

If your service as an employee, director, consultant or advisor of Incyte (or any subsidiary) terminates for any reason before the end of the Performance Period, then your Performance Shares will be forfeited. This means that the Performance Shares will be immediately canceled and you will receive no actual shares of Incyte common stock after the end of the Performance Period. You will receive no payment for any Performance Shares that are forfeited.

Incyte determines when your service terminates for this purpose.

Leaves of Absence

For purposes of this award, your service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by Incyte in writing and the terms of the leave or applicable law requires continued service crediting. But your service terminates when the approved leave ends, unless you immediately return to active work.

Nature of Performance Shares

The Performance Shares granted under this Agreement are mere bookkeeping entries. They represent only Incyte’s unfunded and unsecured promise to issue shares of Incyte common stock on a future date based on the level of Incyte’s achievement of the specified performance goals. As a holder of Performance Shares, you have no rights other than the rights of a general creditor of Incyte.

No Voting Rights or Dividends

Your Performance Shares carry neither voting rights nor rights to dividends. You, or your estate or heirs, have no rights as a stockholder of Incyte unless and until your Performance Shares are settled by issuing shares of Incyte’s common stock. No dividend equivalents will be provided and no adjustments will be made for dividends or other rights if the applicable record date occurs before your stock certificate is issued, except that in the case of a dividend payable in the form of additional shares of Incyte common stock, your target number of Performance Shares will be adjusted proportionately by multiplying that number by the number of shares of Incyte common stock that a holder of one share of Incyte common stock before the dividend payment date would hold after the dividend payment date.

Settlement of Performance Shares

The Performance Shares will be settled after the end of the Performance Period and after the Compensation Committee of Incyte’s Board of Directors has certified Incyte’s level of achievement with respect to each of the performance goals specified for the Performance Period. In no event will settlement occur later than March 15th of the calendar year following the last year of the Performance Period.

At the time of settlement, your target number of Performance Shares may be adjusted upwards or downwards by applying multiplier percentages based on Incyte’s performance for the Performance Period. You will receive one share of Incyte common stock for each Performance Share that you remain entitled to after applying the multiplier percentages.

Withholding Taxes

No stock certificates will be distributed to you unless you make acceptable arrangements, satisfactory to Incyte, to pay any withholding taxes that may be due as a result of the settlement of the Performance Shares.

Award Nontransferable

You may not sell, transfer, assign, pledge or otherwise dispose of any of your Performance Shares. For instance, you may not use your Performance Shares as security for a loan. If you attempt to do any of these things, your Performance Shares will immediately become invalid. You may, however, dispose of any vested but unsettled Performance Shares in your will.

Regardless of any marital property settlement agreement, Incyte is not obligated to recognize your former spouse’s interest in your Performance Shares in any way.

Beneficiary Designation

You may designate a beneficiary in writing to receive your Performance Shares in the event you die after the end of the Performance Period and before settlement of the Performance Shares. A beneficiary designation must be filed with Incyte on the proper form, and it will be recognized only if it has been received at Incyte’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any settlement of Performance Shares that you are entitled to at the time of your death.

Restrictions on Resale

By signing the cover sheet of this Agreement, you agree not to sell any shares of Incyte common stock issued upon settlement of the Performance Shares at a time when applicable laws or Incyte policies prohibit a sale. This restriction will apply as long as you are an employee, director, consultant or advisor of Incyte (or any subsidiary).

Retention Rights

Neither your award nor this Agreement gives you the right to be retained by Incyte (or any subsidiary) in any capacity. Incyte (and any subsidiaries) reserve the right to terminate your service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Incyte common stock, the number of your Performance Shares covered by this award may be adjusted pursuant to the Plan.

Recovery and Reimbursement of Gain

Incyte shall have the right to recover, or receive reimbursement for, any compensation or profit realized by the issuance or settlement of Performance Shares under this Agreement, or by the disposition of any shares issued upon settlement of the Performance Shares, to the extent Incyte has such a right of recovery or reimbursement under applicable securities laws.

Compliance with Section 409A of the Code

Incyte intends that the issuance and settlement of the Performance Shares awarded under this Agreement will qualify for an exemption from the application of, or will otherwise comply with, Section 409A of the Internal Revenue Code. Incyte reserves the right, to the extent it deems necessary or advisable, to amend this Agreement without your consent in order to maintain such qualification for exemption or compliance. By reserving this right, however, Incyte is not guarantying that Section 409A will never apply to the issuance or settlement of the Performance Shares, or that the requirements of Section 409A will be complied with.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to its choice of law provisions).

The Plan and Other Agreements

The text of the Incyte Corporation 2010 Stock Incentive Plan (the “Plan”) is incorporated in this Agreement by reference. All capitalized terms not defined in this Agreement are subject to definition under the Plan. If there is any discrepancy between the terms and conditions of this Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

This Agreement and any Exhibit hereto, the cover sheet and the Plan constitute the entire understanding between you and Incyte regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under the Agreement, this Agreement may be amended only by another written agreement, signed by you and Incyte.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.